EXHIBIT 2.2




                                     FORM OF


                              DISTRIBUTION AGREEMENT


                                   BY AND AMONG


                                W. R. GRACE & CO.


                             W. R. GRACE & CO.-CONN,


                                       AND

                         GRACE SPECIALTY CHEMICALS, INC.

                       (to be renamed "W. R. Grace & Co.")

                         DATED AS OF [           ], 1997






                                TABLE OF CONTENTS
                                                                   PAGE

         I.     Definitions......................................    2

                   1.01  General.................................    2
                   1.02  References to Time......................   17

         II.    Certain Transactions Prior to the
                  Distribution Date..............................   18

                   2.01  Transfer of Packco Assets; Assumption
                           of Packco Liabilities.................   18
                   2.02  Certain Foreign Transfers...............   20
                   2.03  Certificate of Incorporation;
                           By-laws; Rights Plan..................   23
                   2.04  Issuance of Stock.......................   23
                   2.05  Other Agreements; Shared Facilities ....   23
                   2.05  Financing...............................   24
                   2.06  Grace Recapitalization..................   26
                   2.07  Registration and Listing................   27
                   2.09  Grace and New Grace Boards..............   28
                   2.10  Transfers Not Effected Prior to the
                           Distribution; Transfers Deemed
                           Effective as of the Distribution
                           Date..................................   28
                   2.11  Intercompany Accounts and
                           Distribution Payments.................   29

         III.   The Distribution.................................   29

                   3.01  Record Date and Distribution Date.......   29
                   3.02  The Agent...............................   29
                   3.03  Delivery of Share Certificates to the
                           Agent.................................   29
                   3.04  The Distribution........................   30

         IV.    Survival and Indemnification.....................   30

                   4.01  Survival of Agreements..................   30
                   4.02  Indemnification.........................   30
                   4.03  Procedures for Indemnification for
                           Third-Party Claims....................   31
                   4.04  Remedies Cumulative.....................   33


                         TABLE OF CONTENTS (CONTINUED)



         V.     Certain Additional Covenants.....................   34

                   5.01  Notices to Third Parties................   34
                   5.02  Licenses and Permits....................   34
                   5.03  Intercompany Agreements.................   34
                   5.04  Guarantee Obligations...................   35
                   5.05  Further Assurances......................   36
                   5.06  Environmental Claims Cooperation........   36

         VI.    Access to Information............................   36

                   6.01  Provision of Corporate Records..........   36
                   6.02  Access to Information...................   37
                   6.03  Production of Witnesses.................   39
                   6.04  Retention of Records....................   39
                   6.05  Confidentiality.........................   40
                   6.06  Cooperation with Respect to
                           Government Reports and Filings........   40

         VII.   No Representations or Warranties.................   41

                   7.01  No Representations or Warranties........   41

         VIII.  Miscellaneous....................................   42

                   8.01  Conditions to Obligations...............   42
                   8.02  Use of Grace Name and Mark..............   43
                   8.03  Complete Agreement......................   44
                   8.04  Expenses................................   44
                   8.05  Governing Law...........................   45
                   8.06  Notices.................................   45
                   8.07  Amendment and Modification..............   46
                   8.08  Successors and Assigns; No Third-Party
                           Beneficiaries.........................   46
                   8.09  Counterparts............................   46
                   8.10  Interpretation..........................   46
                   8.11  Severability............................   47
                   8.12  References; Construction................   47
                   8.13  Termination.............................   47
                   8.14  SAC Reasonable Consent..................   47

         SIGNATURES..............................................   48

         Schedules to Distribution Agreement


         Exhibit A      Form of Employee Benefits Allocation Agreement



         Exhibit B      Form of Tax Sharing Agreement

         Exhibit C      Form of New Grace Certificate of Incorporation
                        [to be provided prior to signing of this Agreement]

         Exhibit D      Form of New Grace Bylaws [to be provided prior
                        to signing of this Agreement]

         Exhibit E      Form of New Grace Preferred Share Purchase
                        Rights Plan [to be provided prior to signing of this Agreement]



                             DISTRIBUTION AGREEMENT


                     This DISTRIBUTION AGREEMENT (this "Agreement"),
         dated as of [         ], 1997, by and among W. R. Grace &
         Co., a Delaware corporation ("Grace"), W. R. Grace & Co.- Conn., a Connecticut corporation and a wholly owned subsidiary of Grace ("Grace-Conn.") and Grace Specialty Chemicals, Inc., a Delaware corporation and a wholly owned subsidiary of Grace ("New Grace").


                                    RECITALS


                     A. The Merger Agreement. Grace and Sealed Air Corporation, a Delaware corporation ("SAC"), have entered into an Agreement and Plan of Merger, dated as of August 14, 1997 (the "Merger Agreement"), pursuant to which, at the Ef-fective Time (as defined therein), a wholly owned subsidiary of Grace will merge with and into SAC, with SAC being the surviving corporation (the "Merger"), and Grace being renamed "Sealed Air Corporation".

                     B. The Distribution Agreement. This Agreement and the Other Agreements (as defined herein) set forth certain transactions that SAC has required as a condition to its willingness to consummate the Merger, and the purpose of this Agreement is to make possible the Merger by divesting Grace of the businesses and operations to be conducted by New Grace and its subsidiaries, including Grace-Conn.

                     C. The Contribution. Prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, Grace intends to cause the transfer to a wholly owned subsidiary of Grace-Conn. ("Packco") of certain assets and liabilities of Grace and its subsidiaries predominantly related to the Packaging Business (the "Contribution"), as contemplated by this Agreement and the Other Agreements.

                     D.  Financing.  It is the intention of the
         parties hereto that, prior to the Distribution: (i) Grace and/or Packco shall enter into new financing arrangements and shall make, or cause to be made, the New Grace Capital Contribution (as defined herein); and (ii) the parties shall cooperate with one another with respect to the foregoing.

                     E. The Distribution. Following the Contribution and prior to the Effective Time, subject to the conditions set forth in this Agreement, (i) the capital stock of Packco will




         be distributed to Grace (the "Intragroup Spinoff"), (ii) the capital stock of Grace-Conn. will be contributed to New Grace and (iii) all of the issued and outstanding shares of the common stock of New Grace (together with the New Grace Rights, "New Grace Common Stock") will be distributed on a pro rata basis (the "Distribution") to the holders as of the Record Date of the common stock of Grace, par value $.01 per share ("Grace Common Stock"), other than shares held in the treasury of Grace.

                     F.  The Recapitalization.  Following the
         Distribution and immediately prior to the Effective Time, Grace intends to consummate the Recapitalization in which each holder of a share of Grace Common Stock shall hold, immediately thereafter, the Per Share Common Consideration and the Per Share Preferred Consideration.

                     G.  Intention of the Parties.  It is the
         intention of the parties (i) to this Agreement that, for United States federal income tax purposes, the Contribution and associated transactions shall qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), the Contribution and the Intragroup Spinoff (and associated transactions) shall qualify as a tax-free transaction under Sections 355 and 368 of the Code, the Distribution and associated transactions shall qualify as a tax-free transaction under Sections 355 and 368 of the Code, and the Recapitalization shall be tax-free to Grace and its shareholders under the Code, and (ii) to this Agreement and the Merger Agreement that the Merger shall qualify as a "reorganization" within the meaning of
         Section 368 of the Code and the Merger will be tax free under the Code to Grace, SAC and their respective shareholders.

                   NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                   SECTION 1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plu-ral forms of the terms defined):

                   Adjusted Foreign Transfer Taxes: as defined in Sec-tion 2.02(c) hereof.



                   Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more in-termediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that, for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

                   Agent: the distribution agent to be appointed by Grace to distribute the shares of New Grace Common Stock pursu-ant to the Distribution.

                   Agreement: as defined in the preamble to this Agree-ment.

                   Asset: any and all assets and properties, tangible or intangible, including, without limitation, the following:
         (i) cash, notes and accounts and notes receivable (whether cur-rent or non-current); (ii) certificates of deposit, banker's acceptances, stock, debentures, evidences of indebtedness, cer-tificates of interest or participation in profit-sharing agree-ments, collateral-trust certificates, preorganization certifi-cates or subscriptions, transferable shares, investment con-tracts, voting-trust certificates, fractional undivided inter-ests in oil, gas or other mineral rights, puts, calls, strad-dles, options and other securities of any kind; (iii) intan-gible property rights, inventions, discoveries, know-how, Unit-ed States and foreign patents and patent applications, trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (iv) rights under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agree-ments, other agreements and business arrangements; (v) real estate and buildings and other improvements thereon; (vi) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including transportation and office equipment), tools, dies and furniture; (vii) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (viii) computer equipment and software; (ix) raw materials, work-in-process, finished goods, consigned goods and other inventories; (x) prepayments or pre-paid expenses; (xi) claims, causes of action, choses in action, rights under express or implied warranties, rights of recovery and rights of setoff of any kind; (xii) the right to receive mail, payments on accounts receivable and other communications;
         (xiii) lists of customers, records pertaining to customers and accounts, personnel records, lists and records pertaining to customers, suppliers and agents, and books, ledgers, files and



         business records of every kind; (xiv) advertising materials and other printed or written materials; (xv) goodwill as a going concern and other intangible properties; (xvi) employee con-tracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xvii) licenses and authorizations issued by any governmental authority.

                   Benefits Agreement: the Employee Benefits Allocation Agreement to be entered into prior to the Distribution between Grace and New Grace, substantially in the form of Exhibit A hereto, with such changes as are acceptable to Grace, New Grace, Grace-Conn. and SAC.

                   Business:  the New Grace Business or the Packaging
         Business.

                   Code:  as defined in the Recitals to this Agreement.

                   Contribution: as defined in the Recitals to this Agreement.

                   Debt Costs:  as defined in Section 2.06(b) hereof.

                   Deemed Foreign Tax Credits: as defined in Section 2.02(c) hereof.

                   Deemed Repatriations: as defined in Section 2.02(c) hereof.

                   Distribution: as defined in the Recitals to this Agreement.

                   Distribution Date: the date as of which the Dis-tribution shall be effected, to be determined by, or under the authority of, the Board of Directors of Grace consistent with this Agreement and the Merger Agreement.

                   Effective Time:  as defined in the Merger Agreement.

                   Environmental Law: as defined in the Merger Agree-ment.

                   Excess Short-Term Payables: as defined in Section 2.02(c) hereof.

                   Excess Shares:  as defined in Section 2.07(b) hereof.

                   Exchange Act: the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.



                   Exchange Agent: the exchange agent to be retained in connection with effecting the Recapitalization (which may also be the Exchange Agent with respect to the Merger and/or the Agent).

                   Foreign Exchange Rate: with respect to any currency other than United States dollars as of any date, the rate on such date at which such currency may be exchanged for United States dollars as quoted in The Wall Street Journal.

                   Foreign New Grace Subsidiaries: as defined in the Tax Sharing Agreement.

                   Foreign NOLs:  as defined in Section 2.02(c) hereof.

                   Foreign Packco Subsidiaries: as defined in the Tax Sharing Agreement.

                   Foreign Tax Credits: as defined in Section 2.02(c) hereof.

                   Foreign Transfer Taxes:  as defined in Section
         2.02(c) hereof.

                   Foreign Transfers: as defined in Section 2.02(a) hereof.

                   Grace:  as defined in the preamble to this Agreement.

                   Grace Certificate of Incorporation: as defined in the Merger Agreement.

                   Grace Common Stock: as defined in the Recitals to this Agreement.

                   Grace-Conn.: as defined in the preamble to this Agreement.

                   Grace-Conn. Assets: all of the Assets owned by Grace or its Subsidiaries immediately prior to the Distribution, oth-er than any Packco Assets.

                   Grace-Conn. Liabilities: all of the Liabilities of Grace or its Subsidiaries immediately prior to the Distribu-tion, other than Packco Liabilities.

                   Grace-Conn. Public Debt: (i) the outstanding indebt-edness of Grace-Conn. under its 8.0% Notes Due 2004, 7.4% Notes Due 2000 and 7.75% Notes Due 2002 (other than any such indebt-edness owned by Grace-Conn. or another member of the New Grace




         Group) and (ii) with respect to any indebtedness described in clause (i), any amendments, modifications, refinancings, exten-sions, renewals, refundings or replacements of, or indebtedness exchanged for, such indebtedness which in each case is guaran-teed by Grace (other than any such indebtedness owned by Grace-Conn. or another member of the New Grace Group).

                   Grace Credit Agreement: the credit agreement or oth-er financing agreements or arrangements to be entered into by Grace and/or Packco prior to the Distribution Date to fund the New Grace Capital Contribution and fees and expenses of Packco (or Grace) in connection with the transactions contemplated hereby and to provide Packco with working capital.

                   Group:  the Packco Group or the New Grace Group.

                   Indemnifiable Losses: all losses, Liabilities, dam-ages, claims, demands, judgments or settlements of any nature or kind, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered (and not actually reimbursed by insurance proceeds) by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.

                   Indemnifying Party: a Person who or which is obli-gated under this Agreement to provide indemnification.

                   Indemnitee: a Person who or which may seek indem-nification under this Agreement.

                   Indemnity Payment: an amount that an Indemnifying Party is required to pay to or in respect of an Indemnitee pur-suant to Article IV.

                   Information: all records, books, contracts, instru-ments, computer data and other data and information.

                   Intragroup Spinoff: as defined in Recital E to this Agreement.

                   Joint Proxy Statement:  as defined in the Merger
         Agreement.

                   Liabilities: all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liqui-dated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.



                   Litigation Matters: actual, threatened or future litigations, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Grace and/or New Grace (or members of either Group).

                   Merger: as defined in the Recitals to this Agree-ment.

                   Merger Agreement: as defined in the Recitals to this Agreement.

                   Net Benefit Amount: the amount (whether positive or negative) equal to (i) minus (ii), where (i) is the sum of the U.S. Plan Assets and the Foreign Plan Assets (each as defined below) and (ii) is the sum of the U.S. Benefit Plan Liabilities and the Foreign Benefit Plan Liabilities (each as defined be-low).

                   "U.S. Plan Assets" means the aggregate fair market
              value, as of the Distribution Date, of the assets of the Union Retirement Plan (as defined in the Benefits Agree-ment) and the assets that will be transferred to the Packco Hourly Non-Union Retirement Plan (as defined in the Benefits Agreement) pursuant to Section 4.01(d) of the Benefits Agreement, in each case as reasonably determined by Actuarial Sciences Associates ("ASA"). "Foreign Plan Assets" means the aggregate fair market value, as of the Distribution Date, of the assets that will be, pursuant to the Foreign Plans Agreement (as defined in the Benefits Agreement), transferred from a Noninsured Foreign Pension Plan (as defined in the Benefits Agreement) that is a New Grace Benefit Plan (as defined in the Benefits Agreement) (a "Transferring New Grace Foreign Plan") to a Packco Ben-efit Plan or retained by a Noninsured Foreign Pension Plan that is a Packco Benefit Plan (a "Retained Grace Foreign Plan"), in each case as reasonably determined by the Local Actuary (as defined in the Benefits Agreement) for the relevant Transferring New Grace Foreign Plan or Retained Grace Foreign Plan.

                        "U.S. Benefit Plan Liabilities" means the sum of
              the Accrued Benefit Obligation, calculated in accordance with FAS 87 ("ABO"), for (i) benefits of Packco Partici-pants (as defined in the Benefits Agreement) under the Union Retirement Plan and (ii) benefits of Packco Partici-pants under the Hourly Non-Union Retirement Plan (as de-fined in the Benefits Agreement) that are assumed by the Packco Hourly Non-Union Retirement Plan pursuant to Sec-tion 4.01(d) of the Benefits Agreement. "Foreign Benefit Plan Liabilities" means the greater of (i) the sum of the



              ABOs for the Assumed Foreign Benefits (as defined below) plus $10 million and (ii) the sum of the Projected Benefit Obligations, calculated in accordance with FAS 87 ("PBO"), for the Assumed Foreign Benefits. The "Assumed Foreign Benefits" means the aggregate amount of the retirement benefits of Packco Participants under each Noninsured For-eign Pension Plan that are, pursuant to the Foreign Bene-fits Agreement, either assumed by a Packco Benefit Plan from a Transferring New Grace Foreign Plan or retained by a Retained Grace Foreign Plan.

                   The determination of U.S. Benefit Plan Liabilities shall be made by ASA in accordance with the actuarial and other assumptions set forth on Schedule 1.01(f). The determination of the ABOs and PBOs for the Assumed Foreign Benefits shall in each case be made by AON Consulting ("AON") as of the Distribu-tion Date based upon the actuarial and other assumptions used by AON to determine the ABO or PBO (as applicable) of the rel-evant Transferring New Grace Foreign Plan or Retained Grace Foreign Plan for purposes of Grace's fiscal 1996 year-end fi-nancial disclosures, if such ABO or PBO is reported thereon, which actuarial and other assumptions are set forth on Schedule 1.01(f), provided, in the case of the assumptions relating to each Noninsured Foreign Pension Plan, that such assumptions are reasonable. To the extent that the ABO or PBO for a particular Transferring New Grace Foreign Plan or Retained Grace Foreign Plan was not so reported, such assumptions shall be reasonable assumptions developed by AON in the manner most typically used by AON to develop assumptions for determining ABO or PBO for FAS 87 purposes for substantially similar plans in the appli-cable jurisdiction.

                   ASA, the Local Actuaries and AON (collectively, the "Actuaries") shall initially make the determinations called for by this definition on a good-faith estimated basis not later than December 31, 1997 or such other date as the parties hereto shall request. In making such initial determinations, the lo-cal Actuaries shall be entitled to rely upon the advice of Grace and New Grace with respect to the anticipated terms and conditions of the Foreign Plans Agreement (if it has not yet been signed) and the manner in which its terms and conditions will be implemented. Final determinations shall be made by the Actuaries as and when the asset transfers and assumptions of liabilities contemplated by the Foreign Plans Agreement and
         Section 4.01(d) of the Benefits Agreement are completed, and the New Grace Capital Contribution shall be adjusted as neces-sary to reflect the Net Benefit Amount as so finally deter-mined. Grace and New Grace agree to cooperate in supplying the Actuaries with all information reasonably requested by them in connection with making such determinations, including, without



         limitation, information concerning Plan participants, assets and benefits. Grace, New Grace and SAC shall be entitled to review and comment on the Actuaries' analyses as the Actuaries are in the process of making their determinations.

                   New Grace: as defined in the preamble to this Agree-ment.

                   New Grace Business: all of the businesses and opera-tions conducted by Grace and its Subsidiaries at any time, whether prior to, on or after the Distribution Date, other than the Packaging Business.

                   New Grace Capital Contribution: the capital contri-bution, distribution or other transfer to be received by Grace-Conn. at or shortly prior to the Distribution, in the aggregate amount of:

                   (a)  $1,200,000,000;

             plus  (b)  the aggregate amount of cash held by Packco or
                        any Packco Subsidiaries immediately prior to the Distribution;

             minus (c)  the amount by which

                        (i)  the aggregate amount of (x) withholding
                             Taxes that would be imposed by foreign ju-risdictions on a deemed distribution to Packco by each Foreign Packco Subsidiary immediately following the Distribution, of an amount of cash equal to the excess of
                             (I) the amount of cash held by such Foreign
                             Packco Subsidiary immediately prior to the Distribution over (II) the sum of (A) the amount of debt that may be repaid without penalty plus current accrued but unpaid Taxes of such Subsidiary as of the Distri-bution Date and (B) Excess Short-Term Pay-ables of such Subsidiary; provided, how-ever, that such amount of cash shall be determined taking into account the prin-ciples, as applied to Packco, set forth in the proviso in Section 2.02(c)(v), and (y) Taxes that would be imposed by the United States or any political subdivision thereof in excess of the Foreign Tax Credits of Packco in respect of Taxes paid by Packco or deemed paid by Packco as a result of such deemed distributions of such cash;



               exceeds (ii)  the aggregate amount of Packco Repatriation
                             Tax Costs;

             plus  (d)  the Net Benefit Amount; and

             plus  (e)  the aggregate amount of Transaction Costs, if
                        any, payable by Grace to New Grace pursuant to
                        Section 8.04 of this Agreement, as of the Dis-tribution Date.

                   New Grace Common Stock: as defined in the Recitals to this Agreement.

                   New Grace Group: New Grace, Grace-Conn. and the oth-er New Grace Subsidiaries.

                   New Grace Group Excess Cash: as defined in Section 2.02(c) hereof.

                   New Grace Indemnitees: New Grace, each Affiliate of Grace-Conn. (other than members of the Packco Group) and each of their respective Representatives and each of the heirs, ex-ecutors, successors and assigns of any of the foregoing.

                   New Grace Repatriation Tax Costs: as defined in Sec-tion 2.02(c) hereof.

                   New Grace Rights: the preferred share purchase rights of New Grace.

                   New Grace Subsidiaries: all direct and indirect Sub-sidiaries of Grace, including foreign subsidiaries of Grace-Conn. to be formed pursuant to the Tax Sharing Agreement or
         Section 2.02 hereof, other than Packco and any Packco Subsid-iary.

                   Newco Common Stock: the shares of common stock, par value $.10 per share, of Grace.

                   Newco Convertible Preferred Stock: the Series A Con-vertible Preferred Stock of Grace, par value $.10 per share, the terms of which are described in Exhibit E to the Merger Agreement.

                   NYSE:  New York Stock Exchange, Inc.

                   Other Agreements: the Benefits Agreement, the Tax Sharing Agreement, an insurance procedures agreement, an intel-lectual property license agreement, an interim services agree-ment, the shared facilities agreements and the other agreements




         entered into or to be entered into in connection with the Dis-tribution as contemplated by Article II of this Agreement.

                   Packaging Business: all of the worldwide packaging businesses, operations and investments conducted or owned by Grace and its Subsidiaries at any time, whether prior to, on or after the Distribution Date, including Cryovac Registered flexible plastic packaging systems, Omicron Registered rigid plastic cups and tubs for dairy foods and Formpac Registered foam trays for supermarket and institutional food service, provided that the Packaging Business shall not include the worldwide businesses, operations and investments at or prior to the Distribution Date conducted or owned by Grace and its Sub-sidiaries of its container business group (which was, until 1996, operated as a separate business unit known as Grace Con-tainer Products and any extensions of such former business unit since such time and through the Distribution Date), including, without limitation, Darex Registered container sealants and coatings.

                   Packco: as defined in the Recitals to this Agree-ment.

                   Packco Assets: collectively and except as otherwise provided in any of the Other Agreements, (i) all of the right, title and interest immediately prior to the time of the Distri-bution of Grace and its Subsidiaries in all Assets that are predominantly used or held for use in or predominantly relating to or to the extent arising from the Packaging Business; (ii) the rights to use shared Assets as provided in Article II;
         (iii) all other Assets of Grace and its Subsidiaries to the extent specifically assigned to or retained by any member of the Packco Group pursuant to this Agreement or any Other Agree-ment; (iv) the capital stock of Packco and all Packco Subsid-iaries; and (v) the Assets set forth on Schedule 1.01(a) hereto; provided that

                        (a) all cash and marketable securities held by any member of the Packco Group immediately prior to the Distribution shall be Grace-Conn. Assets;

                        (b) intellectual property rights shall be Pack-co Assets in the form and to the extent provided in
                   Section 2.01(d);

                        (c) with respect to leased or owned real prop-erty included in the Packco Assets that is not used exclusively by the Packaging Business, Packco Assets shall include only real property used or held for use in the Packaging Business as of the Distribution Date



                   and shall not include any vacant or unoccupied prop-erty otherwise owned or leased by Grace or any of its Subsidiaries (except in the case of vacant or unoc-cupied property (I) on a site that is engaged pre-dominantly in the Packaging Business, to provide a reasonable buffer area for such operations, to the extent practicable or (II) that is used or held for use in the Packaging Business);

                        (d)  other than as provided herein or in the
                   Other Agreements, Packco Assets shall not include any general corporate or corporate service operations of Grace conducted in its Boca Raton, Florida headquar-ters and the other locations set forth on Schedule 1.01(b) hereto;

                        (e) all right, title and interest of Grace and its Subsidiaries in the real property identified on
                   Schedule 1.01(a) shall be Packco Assets; and

                        (f)  Packco Assets shall not include (I) the
                   Woburn, MA Grace facility or the Scuffletown Rd., South Carolina facility previously used by the Pack-aging Business (or any Assets located at or relating to such facilities); (II) Assets relating to any di-vested business or product line of Grace or any of its Subsidiaries (including rights to payment and indemnification thereunder, but Packco Assets shall include rights to indemnification relating to amounts paid by the Packco Group pursuant to clause (a)(II) of the definition of Packco Liabilities); (III) any interim service or tolling agreements entered into in connection with any divestiture by Grace or any of its Subsidiaries prior to the Distribution Date; and
                   (IV) the Assets set forth on Schedule 1.01(c).

                   Packco Group: Grace, Packco and the Packco Subsid-iaries.

                   Packco Group Excess Cash:  as defined in Section
         2.02(c) hereof.

                   Packco Indemnitees: Grace, Packco, each Affiliate of Packco and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

                   Packco Liabilities: collectively, and in each case except to the extent otherwise provided in any Other Agreement,
         (i) all Liabilities of Grace and its Subsidiaries to the extent



         relating to or arising from the Packaging Business or the Packco Assets; (ii) all Liabilities of Grace and its Subsid-iaries to the extent assigned to or assumed by Grace and Packco under this Agreement or any Other Agreement; (iii) all Liabil-ities of Grace and/or Packco under the Grace Credit Agreement; and (iv) all Liabilities set forth on Schedule 1.01(d) hereto, provided that Packco Liabilities shall not, in any event, in-clude:

                        (a)  Liabilities of Grace and its Subsidiaries
                   (I) arising under any Environmental Law relating to any facility or Asset that was used or held for use in the Packaging Business prior to but not on or af-ter the Distribution Date (including formerly owned or leased facilities and former offsite disposal fa-cilities) or (II) relating to any business or product line that was part of, or any facility or Asset that was used or held for use in, the Packaging Business that, in each case, has been divested prior to the Distribution Date; provided that, except as otherwise provided below, 25% of such Liabilities described in this clause not to exceed $10 million in the aggre-gate shall be Packco Liabilities;

                        (b) Liabilities arising under any Environmental Law relating to or arising from the Woburn, MA Grace facility or the Scuffletown Road, SC facility;

                        (c)  Liabilities for any indebtedness, other
                   than indebtedness under the Grace Credit Agreement and indebtedness to unaffiliated persons outstanding on the date hereof;

                        (d) Liabilities of Grace or any of its Subsid-iaries relating to or arising from any interim ser-vice or tolling agreements entered into in connection with any divestiture by Grace or any of its Subsid-iaries;

                        (e) Liabilities, whether such Liabilities re-late to events, occurrences or circumstances occur-ring or existing, or whether such Liabilities arise, before, on or after the Distribution Date, relating to asbestos or asbestos-containing materials manufac-tured and/or sold (collectively, "Asbestos Activi-ties") by Grace, Grace-Conn. or any of their respec-tive Subsidiaries, affiliates or predecessors (but this clause shall not include such Liabilities to the extent relating to Asbestos Activities, if any, con-ducted after the Distribution Date of any member of



                   the Packco Group or any of their Affiliates after the Distribution Date);

                        (f) Liabilities relating to or arising from any violation or alleged violation on or prior to the Distribution Date by Grace, Grace-Conn. or any of their respective Subsidiaries, affiliates or prede-cessors of any federal, state or foreign securities laws; and

                        (g) Liabilities relating to or arising from any breach or alleged breach of fiduciary duties by any director or executive officer of Grace, Grace-Conn. or any of their respective Subsidiaries, affiliates or predecessors prior to the Distribution Date.

                   Packco Repatriation Tax Costs: as defined in Section 2.02(c) hereof.

                   Packco Subsidiaries: all direct and indirect Sub-sidiaries of Grace to be transferred to or formed by Packco in connection with the Contribution or the Foreign Transfers (in-cluding any such Subsidiary to be formed pursuant to the Tax Sharing Agreement or Section 2.02).

                   Per Share Common Consideration: the shares (or frac-tion of a share) of Newco Common Stock issuable in the Recapi-talization per share of Grace Common Stock outstanding as of the Record Date, such amount to be determined by dividing (a) the amount equal to (I) 40,895,000, increased by the product, if any, of (x) 1.7027 and (y) the net increase in outstanding Sealed Air Common Shares between August 14, 1997 and the Dis-tribution Date, minus (II) the Net Option Number, by (b) the aggregate number of shares of Grace Common Stock outstanding as of the Record Date, the result being rounded to the nearest one-thousandth (or, in the event there is no nearest number, rounded up to the next one-thousandth). "Net Option Number" means

                        (i)  the aggregate number of shares of Newco
                             Common Stock into which all outstanding
                             options to purchase shares of Grace Common
                             Stock outstanding as of the Distribution
                             Date and held by Packco Employees are or may be exercisable (whether or not then exercisable) immediately after the Effec-tive Time (such number calculated as pro-vided in the Benefits Agreement, the "Newco Options"), multiplied by the amount by which:



                             (I)  the average of the arithmetic mean
                                  between the highest and lowest sales
                                  prices of a share of Newco Common
                                  Stock on the New York Stock Exchange
                                  Composite Tape on each of the five
                                  trading days beginning on the ex-
                                  dividend date for the Distribution
                                  (the "SAC Stock Price")

                    exceeds (II)  the weighted average per-share exer-
                                  cise price for the Newco Options, cal-
                                  culated as provided in the Benefits
                                  Agreement;

                  divided by (ii) the SAC Stock Price.

         Fractional shares otherwise issuable to a Grace shareholder shall be treated as provided in Section 2.07(b). In the event that shares of Grace Common Stock are issued between the Record Date and the Effective Time, including pursuant to the exercise of stock options granted by Grace (but not including issuances in the Recapitalization), such Consideration shall be appro-priately adjusted.

                   Per Share Preferred Consideration: the shares (or fraction of a share) of Newco Convertible Preferred Stock issu-able in the Recapitalization per share of Grace Common Stock outstanding as of the Record Date, such amount to be calculated by dividing 36,000,000 by the aggregate number of shares of Grace Common Stock outstanding as of the Record Date, the re-sult being rounded to the nearest one-thousandth (or, in the event there is no nearest number, rounded up to the next one-thousandth). Fractional shares otherwise issuable to a Grace shareholder shall be treated as provided in Section 2.07(b).
         In the event that shares of Grace Common Stock are issued be-tween the Record Date and the Effective Time, including pursu-ant to the exercise of stock options granted by Grace (but not including issuances in the Recapitalization), such Consider-ation shall be appropriately adjusted.

                   Person: an individual, a partnership, a joint ven-ture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

                   Pre-Distribution Period: as defined in the Tax Shar-ing Agreement.

                   Privileged Information: with respect to either Group, Information regarding a member of such Group, or any of




         its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

                   Recapitalization:  as defined in Section 2.07 hereof.

                   Record Date: the close of business on the date to be determined by the Board of Directors of Grace as the record date for determining shareholders of Grace entitled to receive the Distribution and the Recapitalization, which date shall be the day of, or the business day immediately preceding the day of, the Effective Time.

                   Registration Statements: a registration statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Securities Act) to be filed by New Grace with the SEC to effect the registration of the New Grace Common Stock and the New Grace Rights pursuant to the Exchange Act (or, if applicable, pursuant to the Securities Act) and the registration statement to be filed by Grace with the SEC in connection with the Recapitalization and the Merger pursuant to the Securities Act.

                   Representative: with respect to any Person, any of such Person's directors, officers, employees, agents, consult-ants, advisors, accountants, attorneys and representatives.

                   SAC:  as defined in the Recitals to this Agreement.

                   SEC:  the Securities and Exchange Commission.

                   Securities Act: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

                   Severance Costs:  as defined in Section 8.04 hereof.

                   Shared Facilities: other than Shared Regional Head-quarters, any production, manufacturing, sales office or other facility (whether owned or leased) of Grace or any of its sub-sidiaries in which operations of both the Packaging Business and the New Grace Business are conducted as of the Distribution Date, including the facilities listed on Schedule 1.01(e) here-to.


                   Shared Regional Headquarters: regional headquarters of Grace in which services are provided, as of the Distribution Date, to both the Packaging Business and the New Grace Busi-ness.

                   Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its subsidiaries controls or owns, directly or indi-rectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

                   Subsidiary Excess Cash:  as defined in Section
         2.02(c) hereof.

                   Tax:  as defined in the Tax Sharing Agreement.

                   Tax Benefit: as defined in the Tax Sharing Agree-ment.

                   Tax Sharing Agreement: the Tax Sharing Agreement to be entered into prior to the Distribution between Grace and New Grace, substantially in the form of Exhibit B hereto, with such changes as are acceptable to Grace, New Grace, Grace-Conn. and SAC.

                   Third-Party Claim: any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or adminis-trative agency or commission or any arbitration tribunal as-serted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

                   Transaction Agreements:  as defined in the Merger
         Agreement.

                   Transaction Costs: as defined in Section 8.04 hereof.

                   Withholding Taxes: as defined in Section 2.02(c) hereof.

                   SECTION 1.02 REFERENCES TO TIME. All references in this Agreement to times of the day shall be to New York City time.



                                    ARTICLE II

               CERTAIN TRANSACTIONS PRIOR TO THE DISTRIBUTION DATE

                   SECTION 2.01 TRANSFER OF PACKCO ASSETS; ASSUMPTION OF PACKCO LIABILITIES. (a) Prior to the Distribution Date but subject to Section 2.02, Grace shall transfer, or cause to be transferred to Packco or, at Packco's option, to a Packco Sub-sidiary effective as of the Distribution Date all of the Packco Assets. Immediately prior to the Distribution, the capital stock of Packco shall be distributed to Grace. Grace shall also transfer, or cause to be transferred, the capital stock of any Subsidiary such that, as of the Distribution Date, the Packco Subsidiaries shall be wholly owned (except for shares held by directors or officers to comply with applicable law) by a member of the Packco Group and the New Grace Subsidiaries shall be wholly owned (except for shares held by directors or officers to comply with applicable law) by a member of the New Grace Group. Effective as of the Distribution Date, the trans-fers described in this Section will result in Packco or another member of the Packco Group obtaining all of the rights, title and interests of Grace and its Subsidiaries in the Packco As-sets, subject to Sections 2.05 and 2.10.

                   (b) Effective as of the Distribution Date and sub-ject to Section 2.02, Packco shall, or shall cause a Packco Subsidiary to, assume, pay, perform, and discharge in due course all of the Packco Liabilities.

                   (c) Separation of Assets. The Packco Assets and Grace-Conn. Assets (including Assets that are, or are contained in, the Shared Facilities) shall, to the extent reasonably practicable (including taking into account the costs of any actions taken), be severed, divided or otherwise separated from each other so that a member of the respective Group will own and control their respective Assets as of the Distribution Date, provided that neither Grace nor New Grace shall be obli-gated to make significant expenditures to effect such separa-tion prior to the Distribution Date. Actions taken and expen-ditures incurred to separate the Shared Facilities shall be subject to the agreement of Grace, New Grace and SAC. Such separation may include subdivision of real property, subleasing or other division of shared buildings or premises and alloca-tion of shared working capital, equipment and other Assets. Such separation shall be effected in a manner that does not unreasonably disrupt either the Packaging Business or the New Grace Business and minimizes, to the extent practicable, cur-rent and future costs (and losses of tax or other economic ben-efits) of the respective Businesses. With respect to any Asset that cannot reasonably be separated or otherwise allocated as




         provided above, (i) all right, title and interest of Grace and its Subsidiaries shall be allocated to the Group as to which such Asset is predominantly used or held for use or predomi-nantly relates and (ii) the other Group shall have a right to use such Assets in its Business in a manner consistent with past practice for a period which is coterminous with the life of the Asset described in (i) (and the coextensive obligation to pay its allocable share of any costs or expenses related to such Asset pursuant to the last sentence of this Section 2.01(c)). To the extent the separation of Assets cannot be achieved in a reasonably practicable manner, the parties will enter into appropriate arrangements regarding the shared Asset. Any costs related to the use of a shared Asset that is not sep-arated as of the Distribution Date shall be allocated, with respect to the two-year period beginning immediately after the Distribution Date, based on the methodology historically used by Grace, and, for any period thereafter, using such reasonable manner as agreed by New Grace and Grace.

                   (d) Intellectual Property. Notwithstanding the foregoing or anything else contained herein, any intellectual property rights of Grace or any of its Subsidiaries that are Packco Assets shall be licensed to or transferred to Packco, as the case may be, as follows. With respect to intellectual property rights used or held for use solely in connection with the Packaging Business, Packco shall have full ownership (to the extent of Grace's rights therein) of such rights. Except as otherwise provided in Schedule 2.01(d), with respect to in-tellectual property rights that are used or held for use in both the Packaging Business and the New Grace Business, title to such rights shall be owned by the New Grace Group and the Packco Group shall have an exclusive, worldwide, fully paid, perpetual, royalty-free license to use the intellectual prop-erty rights for the field of use described in the next sentence hereof. The field of use shall be (i) the businesses engaged in by Packco and the Packco Group as of the Distribution Date and the businesses of SAC as of the Distribution Date, includ-ing, in each case, reasonable extensions thereof, provided, however, that such field of use shall not include the field described in the proviso to the definition of "Packaging Busi-ness" as well as (to the extent not described in such proviso) the business of (A) closures, closure sealant compositions and multifunctional can ends which are used on or with rigid con-tainers and (B) coatings, sealants, compositions and equipment used or held for use in the manufacture of cans and other rigid containers, in each case including reasonable extensions thereof; and (ii) notwithstanding (i), with respect to reason-able extensions referred to in the first part of clause (i) that overlap with the reasonable extensions described in the proviso in clause (i), the field of use shall include such




         overlap but the license therefor shall be non-exclusive and the New Grace Group shall also have title to use such intellectual property in the area of overlap. Such licenses shall not un-duly restrict the subsequent transfer or license (within the applicable field of use) of the intellectual property. Such arrangements shall not restrict or limit in any way the rights of SAC to use any intellectual property that is not a Packco Asset.

                   (e) The costs (and other out-of-pocket losses) at-tributable to the separation of the Assets, including, without limitation, the Shared Facilities, shall be allocated pursuant to Section 8.04.

                   SECTION 2.02 CERTAIN FOREIGN TRANSFERS. (a) Prior to the Distribution Date, Grace shall use its reasonable best efforts to effect the legal separation of the Packco Assets and Packco Liabilities, on the one hand, from the Grace-Conn. As-sets and Grace-Conn. Liabilities, on the other hand, that are located in jurisdictions outside the United States. Such sepa-ration may include asset transfers, stock transfers, spin-offs, mergers, reorganizations, consolidations or other transfers which may be effected before, simultaneously with or after the Distribution (collectively, the "Foreign Transfers"). Any For-eign Transfer that occurs after the Distribution shall be ef-fected pursuant to a binding commitment in existence prior to the Distribution Date.

                   (b) The Adjusted Foreign Transfer Taxes shall be allocated between the New Grace Group and the Packco Group as provided in Section 8.04. Each party shall reimburse the other to the extent that such other party pays Foreign Transfer Taxes in excess of the amount of Adjusted Foreign Transfer Taxes al-locable to such other party pursuant to Section 8.04. Such payment shall, for Tax purposes, be characterized as an adjust-ment of the New Grace Capital Contribution.

                   (c) (i) "Adjusted Foreign Transfer Taxes" shall mean the excess, if any, of (I) the sum of the Foreign Transfer Taxes, Packco Repatriation Tax Costs and New Grace Repatriation Tax Costs over (II) the present value using a discount rate of 5% (or, in the case of value added taxes, the gross value) of any Tax Benefits (including foreign tax credits for United States federal income tax purposes ("Foreign Tax Credits") other than Foreign Tax Credits attributable to Foreign Transfer Taxes or Withholding Taxes that in the aggregate do not exceed the Tax imposed by the United States and any political subdivi-sion thereof on the Deemed Repatriation) that may or would arise as a result of the Foreign Transfers, the payment of the Foreign Transfer Taxes or the Deemed Repatriations. Such Tax




         Benefits shall be presumed to be utilized in the first year in which they arise (or are deemed to arise). All amounts relat-ing to the calculation of Adjusted Foreign Transfer Taxes and the amount calculated pursuant to clause (c) of the definition of "New Grace Capital Contribution" shall be calculated in lo-cal currency and translated into U.S. Dollars at the Foreign Exchange Rate for such currency as of the Distribution Date.

                  (ii) "Foreign Transfer Taxes" shall mean net Taxes that may be imposed by any jurisdiction other than the United States or any political subdivision thereof in connection with the Foreign Transfers (and any Tax net of associated foreign tax credits imposed by the United States or a political subdivision thereof on the Foreign Transfer in Venezuela) on any member of the New Grace Group or the Packco Group; provided, however, that the Foreign NOLs shall be taken into account in calculating the amount of Foreign Transfer Taxes.

                 (iii) "Packco Repatriation Tax Costs" and "New Grace Repatriation Tax Costs", respectively, shall mean the sum of the (I) withholding Taxes that would be imposed by a foreign jurisdiction on a deemed distribution of Packco Group Excess Cash to Packco or of New Grace Group Excess Cash to New Grace, respectively (the "Deemed Repatriations"), on the day immedi-ately following the Distribution ("Withholding Taxes") and (II) Taxes that would be imposed by the United States or any politi-cal subdivision thereof on a Deemed Repatriation (without tak-ing into account any net operating loss or other deduction) in excess of the Foreign Tax Credits of Packco or Grace-Conn., respectively, in respect of Taxes paid or deemed paid by Packco or Grace-Conn., respectively, as a result of such Deemed Repa-triation ("Deemed Foreign Tax Credits").

                  (iv) "Packco Group Excess Cash" and "New Grace Group Excess Cash", respectively, shall mean the sum of the amount of Subsidiary Excess Cash for all Foreign Packco Subsidiaries or Foreign New Grace Subsidiaries.

                   (v) "Subsidiary Excess Cash" shall mean the cash transferred to a Foreign Packco Subsidiary or Foreign New Grace Subsidiary pursuant to a Foreign Transfer in excess of the sum of (I) the amount of debt that may be repaid without penalty plus current accrued unpaid Taxes of such Subsidiary as of the Distribution Date and (II) the excess of trade and other short-term payables over trade and other short-term receivables of such Subsidiary ("Excess Short-Term Payables"); provided, how-ever, that each party shall take steps (including causing the Subsidiary to loan cash to an Affiliate organized in a foreign jurisdiction to the extent that such Affiliate can use such cash to repay its debt or to pay current accrued unpaid Taxes



         and Excess Short-Term Payables) and cooperate in good faith to minimize the amount of Subsidiary Excess Cash, taking into ac-count Tax and financial considerations as if each party were bearing the full amount of its respective Repatriation Tax Cost.

                  (vi) The "Foreign NOLs" shall mean net operating losses for German income tax purposes of Grace GmbH and Grace Multiflex GmbH, and net operating losses for other foreign in-come tax purposes of any other Foreign Packco Subsidiary, at-tributable to the Pre-Distribution Period to the extent, in either case, that such net operating losses would be an Overall Tax Benefit (or Hypothetical Pre-Distribution Overall Tax Ben-efit), calculated without regard to any Tax Item arising on the Foreign Transfer involving such Subsidiary, that does not ex-ceed the amount of income or gain arising, for purposes of the applicable foreign income tax, on the Foreign Transfer involv-ing such Subsidiary.

                   (d) In connection with the Foreign Transfers, cer-tain Assets (including cash) or Liabilities that, without the agreement of the parties as required by this Section 2.02(d), would be Grace-Conn. Assets or Grace-Conn. Liabilities, as the case may be, may be retained by Packco or a Packco Subsidiary (or Assets or Liabilities that, without the agreement of the parties as required by this Section 2.02(d), would be Packco Assets or Packco Liabilities, may be retained by New Grace or a New Grace Subsidiary) if agreed between Grace and New Grace and reasonably satisfactory to SAC.

                   (e) Neither SAC nor any member of the Packco Group or the New Grace Group shall take any action, or fail or omit to take any action where the taking of such action or the fail-ure or omission to take such action would disturb the tax treatment assumed by the parties in calculating the Foreign Transfer Taxes and cause any Indemnifiable Loss to a member of the other Group, including an increase in the amount of Ad-justed Foreign Transfer Taxes borne by the other Group. Grace agrees to indemnify and hold the Grace-Conn. Indemnitees harm-less, and Grace-Conn. agrees to indemnify and hold the Packco Indemnitees harmless, from and against any such Indemnifiable Loss without regard to any limitation contained in Section 8.04.

                   (f) Adjusted Foreign Transfer Taxes shall be recal-culated upon any audit adjustment, Final Determination or any other change (i) of a Foreign Transfer Tax or another foreign Tax or Tax Item that would change the amount of Deemed Foreign Tax Credit or otherwise alter Packco Repatriation Tax Costs or New Grace Repatriation Tax Costs or (ii) that changes the




         amount of a Foreign NOL. Appropriate payment shall be made between the parties such that Foreign Transfer Taxes, as so redetermined, and Adjusted Foreign Transfer Taxes, as so recal-culated, are shared according to the principles of Section 2.02(b).

                   SECTION 2.03 CERTIFICATE OF INCORPORATION; BY-LAWS; RIGHTS PLAN. (a) Prior to the Distribution Date, Grace shall contribute the capital stock of Grace-Conn. to New Grace, as well as the capital stock of any other Subsidiary of Grace formed in connection with the Foreign Transfers that is not a Packco Subsidiary. In addition, prior to the Distribution Date, the parties hereto shall take all action necessary so that, at the Distribution Date, New Grace's name shall be "W. R. Grace & Co."

                   (b) Prior to the Distribution Date, Grace and New Grace shall take all action necessary so that the certificate of incorporation and by-laws of New Grace and the preferred share purchase rights plan of New Grace shall be in effect as specified by New Grace, each in the form of Exhibits C, D and E hereto, respectively (with such changes as Grace and New Grace may find appropriate).

                   (c) Prior to the Distribution Date, Grace and Packco shall take all action necessary so that the certificate of in-corporation and by-laws of Packco shall be substantially simi-lar to the customary form of certificate of incorporation and by-laws for a wholly owned Delaware subsidiary and reasonably acceptable to SAC.

                   SECTION 2.04 ISSUANCE OF STOCK. Prior to the Dis-tribution Date, the parties hereto shall take all steps neces-sary so that the number of shares of New Grace Common Stock outstanding and held by Grace shall equal the number of shares of Grace Common Stock outstanding on the Record Date.

                   SECTION 2.05  OTHER AGREEMENTS; SHARED FACILITIES.
         (a) Each of Grace and New Grace shall, prior to the Distribu-tion Date, enter into, or cause the appropriate members of the Group of which it is a member to enter into, the Other Agree-ments in connection with the Distribution, including, without limitation, agreements with respect to (i) insurance proce-dures, (ii) interim services (including, without limitation, services to be provided by the Shared Regional Headquarters consistent with current operations of the respective Busi-nesses, and services to be provided by country organizations to operations of the other Business consistent with past prac-
         tice), which shall be charged at allocated cost based on Grace's historical methodology, subject to applicable tax laws



         in any jurisdiction, (iii) intellectual property licenses as contemplated by Section 2.01, (iv) and other matters as may be advisable. The Other Agreements (or, in the case of the forms of agreement attached hereto, any amendments thereto) shall be on terms reasonably acceptable to Grace, New Grace and SAC. Agreements regarding interim services (including country ser-vices) shall generally have a term not to exceed 24 months (subject to earlier termination on six months' notice (or such shorter period as does not impose additional costs on the pro-viding party) by the party receiving the services) and will provide, in the case of agreements pursuant to which Packco is to provide services to New Grace, for services at least as ex-tensive as any obligations contained in interim service and tolling agreements entered into prior to the Distribution Date between Grace and a third party. Such Agreements regarding interim services (including country services) will also provide that any value added taxes imposed on such services shall be paid and borne, as between the parties, by the party receiving such services. The parties shall use reasonable efforts to conclude the Other Agreements prior to the time the other con-ditions to the Distribution have been satisfied.

                   (b) The parties acknowledge and agree that operation by members of the Packco Group or New Grace Group of the Shared Facilities after the Distribution Date may continue to require the joint occupation or use by the parties of certain related premises or facilities (such as waste disposal, utilities, se-curity and other matters). The parties shall enter into ap-propriate arrangements regarding cost allocation and service provision with respect to these matters, which allocation shall be as described in Section 2.01(c) and 2.05(a), as applicable. The agreements described in this paragraph (b) shall be in-cluded in the Other Agreements.

                   SECTION 2.06 FINANCING. (a) Prior to the Distri-bution Date, Grace and/or Packco shall enter into the Grace Credit Agreement, which shall be on terms reasonably acceptable to Grace and SAC, and Grace and/or Packco shall contribute, or cause to be contributed, the New Grace Capital Contribution to Grace-Conn., all as described in this Section. No member of the New Grace Group shall have any Liability or obligation with respect to the Grace Credit Agreement. At the election of New Grace and subject to the consent of Grace and SAC, which will not be unreasonably withheld, a portion of the New Grace Capi-tal Contribution may be contributed to foreign Subsidiaries of New Grace. It is contemplated that the New Grace Capital Con-tribution shall be effected as follows; provided, however, that Packco shall not borrow an amount in excess of the tax basis, for U.S. federal income tax purposes, of Grace-Conn. in the stock of Packco: (i) each of Grace and Packco shall borrow



         agreed-upon amounts; (ii) Packco distributes a portion of the New Grace Capital Contribution to Grace-Conn. which uses such funds to pay creditors; (iii) the Intragroup Spinoff occurs;
         (iv) Grace contributes the remaining amount of the New Grace Capital Contribution to New Grace as well as the capital stock of Grace-Conn.; and (v) New Grace loans the amount described in clause (iv) to Grace-Conn. in the form of a security.

                   (b) Prior to the Distribution, Grace-Conn. may con-summate a cash tender offer in accordance with applicable secu-rities laws for any and all Grace-Conn. Public Debt. Grace-Conn. may also elect, in its discretion, to defease or other-wise acquire any portion of the Grace-Conn. Public Debt. To the extent that upon consummation of the Distribution, there remains outstanding (other than to the extent owned by Grace-Conn. or New Grace) in excess of $50 million in principal amount of the Grace-Conn. Public Debt, New Grace or Grace-Conn. shall obtain an "evergreen" letter of credit, with an initial expiration date no sooner than 364 days after the Effective Time, from a financial institution or group of financial insti-tutions reasonably acceptable to Grace and SAC for the benefit of Grace with respect to such outstanding amount from time to time in excess of $50 million.

                   The letter of credit shall be in form and substance reasonably acceptable to SAC and shall entitle Grace to draw thereunder if Grace shall be required to make (and makes) any payment pursuant to the terms of its guarantee of any Grace-Conn. Public Debt. The expiration date of such letter of credit shall be automatically extended for successive 364-day periods, with an absolute expiration date on the date that is the 91st day after the date on which the outstanding principal amount of the Grace-Conn. Public Debt shall have been reduced to no more than $50 million, unless, prior to such 91st day, any payments shall have been made that are subject to avoidance pursuant to a bankruptcy or similar proceeding, in which case such letter of credit shall be extended (with respect to the applicable payments) until such payments are no longer subject to such avoidance, unless notice of termination is given by the issuing bank or banks, in which case Grace shall be entitled to draw thereunder (whether or not any demand for payment in re-spect of its guarantee shall have been made), provided that, to the extent such funds are not used to make payments on the Grace-Conn. Public Debt, Grace shall hold such proceeds sepa-rate in an interest-bearing escrow account with a financial institution and pursuant to escrow arrangements reasonably ac-ceptable to Grace-Conn. To the extent that the amount held in such escrow account is greater than (i) the outstanding Grace-Conn. Public Debt minus (ii) $50 million, Grace shall remit such excess amount to Grace-Conn. The amount of the letter of



         credit may be reduced from time to time, but shall not at any time be less than the amount by which the outstanding principal amount of the Grace-Conn. Public Debt (other than such debt owned by a member of the New Grace Group) exceeds $50 million.

                   "Debt Costs" shall mean the costs incurred by Grace or Grace-Conn. in connection with a tender offer, defeasance, retirement or other acquisition of Grace-Conn. Public Debt, which costs shall consist of (i) any incremental costs, fees, expenses and payments incurred in connection with such action, and in the case of a tender offer shall include all costs, fees, expenses and payments incurred in connection with a ten-der offer that are, in the aggregate, in excess of the out-standing principal amount and accrued interest of the Grace-Conn. Public Debt so acquired; plus (ii) any costs associated with terminating or re-negotiating any related interest rate swap agreements with respect to the amount of Grace-Conn. Pub-lic Debt acquired, defeased or retired; and plus (iii) the costs of the letter of credit described above.

                   SECTION 2.07 GRACE RECAPITALIZATION. (a) Imme-diately prior to the Effective Time, Grace shall consummate a recapitalization of the Grace Common Stock, such that each share of Grace Common Stock outstanding as of the Record Date shall be exchanged for the Per Share Common Consideration and the Per Share Preferred Consideration (the "Recapitalization"). Options to purchase shares of Grace Common Stock previously granted by Grace or a predecessor and outstanding as of the time of the Recapitalization shall be treated as provided in the Benefits Agreement. In connection with the Recapitaliza-tion and the Merger, the Grace Certificate of Incorporation shall be amended so that the par value of the Newco Common Stock will be $.10 per share, as well as otherwise provided in the Merger Agreement. Grace shall retain an Exchange Agent or transfer agent as appropriate and take other appropriate ac-tions to effect the Recapitalization, including customary pro-cedures with respect to the exchange of share certificates.

                   (b) No fractional shares of Newco Common Stock or Newco Convertible Preferred Stock shall be issued in the Re-capitalization. In lieu of any such fractional shares, each person who would otherwise have been entitled to a fraction of a share of Newco Common Stock or Newco Convertible Preferred Stock upon surrender of former shares of Grace Common Stock for exchange pursuant to the Recapitalization shall be paid an amount in cash (without interest) equal to such holder's pro-portionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Newco Common Stock or Newco Convertible Preferred Stock issued pursuant to



         this paragraph. As soon as practicable following the Distribu-tion Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Newco Common Stock or Newco Con-vertible Preferred Stock, as the case may be, delivered to the Exchange Agent over (ii) the aggregate number of full shares of Newco Common Stock or Newco Convertible Preferred Stock to be distributed in respect of Grace Common Shares (such excess, the "Excess Shares"), and the Exchange Agent, as agent for the former holders of such Grace Common Shares, shall sell the Ex-cess Shares at the prevailing prices on the open market. The sale of the Excess Shares by the Exchange Agent shall be ex-ecuted on a public exchange through one or more firms and shall be executed in round lots to the extent practicable. Grace shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensa-tion of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale or sales have been distributed, the Exchange Agent shall hold such proceeds in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

                   SECTION 2.08 REGISTRATION AND LISTING. Prior to the Distribution Date:

                   (a) The parties shall take such efforts regarding the Registration Statements and the Joint Proxy Statement as is provided in the Merger Agreement. After such Registration Statements become effective, Grace shall cause the Joint Proxy Statement and the information statement (or prospectus, as the case may be) for the New Grace Common Stock forming a part of the Registration Statement for New Grace to be delivered to all holders of record of Grace Common Stock as of the record date for the meeting of Grace shareholders to which the Joint Proxy Statement relates.

                   (b) The parties hereto shall use reasonable efforts to take all such action as may be necessary or appropriate un-der state securities and blue sky laws in connection with the transactions contemplated by this Agreement.

                   (c) New Grace and Grace shall prepare, and New Grace and Grace shall file and seek to make effective, an application for the listing of the New Grace Common Stock on the NYSE, and an application for the listing on the NYSE of the Newco Common Stock and the Newco Convertible Preferred Stock to be issued in connection with the Recapitalization and the Merger, in each case subject to official notice of issuance.




                   (d) The parties hereto shall cooperate in preparing, filing with the SEC and causing to become effective any regis-tration statements or amendments thereto which are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby or by the Em-ployee Benefits Agreement requiring registration under the Se-curities Act.

                   SECTION 2.09 GRACE AND NEW GRACE BOARDS. The par-ties hereto shall take all steps necessary so that, effective immediately after the Distribution, the Board of Directors of each of Grace and New Grace, so long as the common stock of such company is registered under Section 12 of the Exchange Act, shall at all times be comprised of a majority of indepen-dent directors (other than due to temporary vacancies).

                   SECTION 2.10 TRANSFERS NOT EFFECTED PRIOR TO THE DISTRIBUTION; TRANSFERS DEEMED EFFECTIVE AS OF THE DISTRIBUTION DATE. To the extent that any transfers contemplated by this
         Article II shall not have been consummated on the Distribution Date, including, without limitation, any Foreign Transfers, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable. Noth-ing herein shall be deemed to require the transfer of any As-sets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that Grace and New Grace and their respective Subsid-iaries shall cooperate to obtain any necessary consents or ap-provals for the transfer of all Assets and Liabilities con-templated to be transferred pursuant to this Article II. In the event that any such transfer of Assets or Liabilities has not been consummated, effective as of and after the Distribu-tion Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party enti-tled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred as contemplated hereby. As and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties agree that, as of the Distri-bution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident there-to, and shall be deemed to have assumed in accordance with the



         terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

                   SECTION 2.11 INTERCOMPANY ACCOUNTS AND DISTRIBUTION PAYMENTS. After the Distribution Date, the parties shall be obligated to pay only those intercompany accounts between mem-bers of the New Grace Group and members of the Packco Group that arose in connection with transfers of goods and services in the ordinary course of business, consistent with past prac-tices (which the parties shall use reasonable efforts to settle prior to the Distribution Date), and all other intercompany accounts shall be settled without transfer of non-financial assets as of the Distribution Date.


                                   ARTICLE III

                                 THE DISTRIBUTION

                   SECTION 3.01 RECORD DATE AND DISTRIBUTION DATE. Subject to the satisfaction of the conditions set forth in Sec-tion 8.01(a), the Board of Directors of Grace, in its sole dis-cretion and consistent with the Merger Agreement, shall estab-lish the Record Date and the Distribution Date and any appro-priate procedures in connection with the Distribution.

                   SECTION 3.02 THE AGENT. Prior to the Distribution Date, New Grace shall enter into an agreement with the Agent providing for, among other things, the payment of the Distri-bution to the holders of Grace Common Stock in accordance with this Article III.

                   SECTION 3.03 DELIVERY OF SHARE CERTIFICATES TO THE AGENT. Prior to the Distribution Date, Grace shall deliver to the Agent a share certificate representing (or authorize the related book-entry transfer of) all of the outstanding shares of New Grace Common Stock to be distributed in connection with the payment of the Distribution. After the Distribution Date, upon the request of the Agent, New Grace shall provide all cer-tificates for shares (or book-entry transfer authorizations) of New Grace Common Stock that the Agent shall require in order to effect the Distribution.

                   SECTION 3.04 THE DISTRIBUTION. Subject to the terms and conditions of this Agreement, New Grace shall instruct the Agent to distribute, as of the Distribution Date, one share of New Grace Common Stock in respect of each share of Grace Common


         Stock held by holders of record of Grace Common Stock on the Record Date.


                                    ARTICLE IV

                           SURVIVAL AND INDEMNIFICATION

                   SECTION 4.01 SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties hereto contained in this Agree-ment shall survive the Distribution Date.

                   SECTION 4.02 INDEMNIFICATION. (a) Except as spe-cifically otherwise provided in the Other Agreements, the New Grace Group shall indemnify, defend and hold harmless the Pack-co Indemnitees from and against (i) all Indemnifiable Losses arising out of or due to the failure or alleged failure of any member of the New Grace Group (x) to pay any Grace-Conn. Lia-bilities (including, without limitation, all Liabilities spe-cifically excluded from the definition of Packco Liabilities herein), whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before or after the Distribution Date, or (y) to perform any of its obligations under this Agreement (including the obligation to effect the transfers as provided in the last sentence of Section 2.01(a));
         (ii) all Indemnifiable Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact required to be stated, in the Registration Statements or the Joint Proxy Statement or any preliminary or final form thereof or any amendment thereto, or necessary to make the statements therein not misleading, except that such indemnifications shall not apply to any Indemnifiable Losses that arise out of or are based upon any statement or omission, or alleged statement or omission, in any of the portions of the Registration Statements or the Joint Proxy Statement, or any preliminary or final form thereof or any amendment thereto, solely with respect to infor-mation relating to SAC supplied by SAC specifically for use in the preparation thereof or relating to Newco after the Merger; and (iii) all Indemnifiable Losses arising from or relating to all existing litigation brought by pre-Merger shareholders of Grace acting in such capacity and all litigation to be brought by pre-Merger shareholders of Grace acting in such capacity and relating to any events or transactions occurring prior to the Effective Time or to the transactions contemplated by the Transaction Agreements.

                   (b) Except as specifically otherwise provided in the Other Agreements, the Packco Group shall indemnify, defend and



         hold harmless the New Grace Indemnitees from and against (i) all Indemnifiable Losses arising out of or due to the failure or alleged failure of any member of the Packco Group to pay any Packco Liabilities or to perform any of its obligations under this Agreement after the Distribution Date; and (ii) all Indem-nifiable Losses arising out of or based upon any untrue state-ment or alleged untrue statement of a material fact, or omis-sion or alleged omission to state a material fact required to be stated, in any portion of the Registration Statements or the Joint Proxy Statement (or any preliminary or final form thereof or any amendment thereto) solely with respect to information relating to SAC supplied by SAC specifically for use in the preparation thereof or relating to Newco after the Merger (in-cluding the pro forma financial information relating to Newco contained in the Registration Statements (other than the his-torical information relating to Grace and the Packaging Busi-
         ness)), or necessary to make the statements therein not mis-leading.

                   (c) If any Indemnity Payment required to be made hereunder or under any Other Agreement is denominated in a cur-rency other than United States dollars, such payment shall be made in United States dollars and the amount thereof shall be computed using the Foreign Exchange Rate for such currency de-termined as of the date on which such Indemnity Payment is made.

                   (d) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements be-tween any member of the Packco Group and any member of the New Grace Group for the provision after the Distribution of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section or as other-wise set forth in this Agreement and the Other Agreements.

                   SECTION 4.03 PROCEDURES FOR INDEMNIFICATION FOR THIRD-PARTY CLAIMS. (a) Grace shall, and shall cause the oth-er Packco Indemnitees to, notify New Grace in writing promptly after learning of any Third-Party Claim for which any Packco Indemnitee intends to seek indemnification from New Grace under this Agreement. New Grace shall, and shall cause the other New Grace Indemnitees to, notify Grace in writing promptly after learning of any Third-Party Claim for which any New Grace In-demnitee intends to seek indemnification from Grace under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article except to the extent that such Indemnifying Party or its Affiliate is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party



         Claim in reasonable detail considering the Information provided to the Indemnitee.

                   (b) Except as otherwise provided in paragraph (c) of this Section, an Indemnifying Party may, by notice to the In-demnitee and to Grace, if New Grace is the Indemnifying Party, or to the Indemnitee and New Grace, if Grace is the Indemnify-ing Party, at any time after receipt by such Indemnifying Party of such Indemnitee's notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall thereby admit its obligation to indemnify the Indemnitee against such Third-Party Claim, and such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim, except that such Indemnifying Party shall not (i) require any Indemnitee, without its prior written con-sent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, nor (ii) without the prior written consent of the Indemnitee and of Grace, if the Indemnitee is a Packco Indemni-tee, or the Indemnitee and of New Grace, if the Indemnitee is a New Grace Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the In-demnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary rem-edy; and subject to the Indemnifying Party's control rights, as specified herein, the Indemnitees may participate in such in-vestigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification here-under.

                   (c) If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Par-ty which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemni-fying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim; and counsel for the In-demnifying Party shall be entitled to conduct the defense of



         such Indemnifying Party and counsel for the Indemnitee (se-lected by the Indemnitee) shall be entitled to conduct the de-fense of such Indemnitee, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible. The above provisions of this paragraph (c) shall not apply to Third-Party Claims relating to asbestos claims described in the proviso to the definition of Packco Liabilities. Rather, with respect to such asbestos claims, with the consent of Grace-Conn., which shall not be unreasonably withheld, counsel for the Indemnifying Party shall be entitled to conduct the defense of such Third-Party Claim to the extent the legal defenses available to the Indemnifying Party and the Indemnitee are sub-stantially similar, but counsel for the Indemnitee shall be entitled to assert and conduct its own defense to the extent, but only to the extent, of any additional legal defenses avail-able to it.

                   (d) In no event shall an Indemnifying Party be li-able for the fees and expenses of more than one counsel for all Indemnitees (in addition to its own counsel, if any) in connec-tion with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same gen-eral allegations or circumstances.

                   (e) New Grace shall, and shall cause the other New Grace Indemnitees to, and Grace shall, and shall cause the other Packco Indemnitees to, make available to each other, their counsel and other Representatives, all information and documents reasonably available to them which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and set-tlement thereof, subject to the terms and conditions of a mutu-ally acceptable joint defense agreement. Any joint defense agreement entered into by New Grace or Grace with any third party relating to any Third-Party Claim shall provide that New Grace or Grace may, if requested, provide information obtained through any such agreement to the New Grace Indemnitees and/or the Packco Indemnitees.

                   SECTION 4.04 REMEDIES CUMULATIVE. The remedies pro-vided in this Article IV shall be cumulative and shall not pre-clude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party. However, the procedures set forth in Section 4.03 shall be the exclusive procedures governing any indemnity action brought under this Agreement, except as otherwise specifically provided in any of the Other Agreements.



                                    ARTICLE V

                           CERTAIN ADDITIONAL COVENANTS

                   SECTION 5.01 NOTICES TO THIRD PARTIES. In addition to the actions described in Section 5.02, the members of the Packco Group and the members of the New Grace Group shall coop-erate to make all other filings and give notice to and obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement, the Merger Agreement and the Other Agreements.

                   SECTION 5.02 LICENSES AND PERMITS. Each party here-to shall cause the appropriate members of its Group to prepare and file with the appropriate licensing and permitting authori-ties applications for the transfer or issuance, as may be nec-essary or advisable in connection with the transactions contem-plated by this Agreement, the Other Agreements and the Merger Agreement, to its Group of all material governmental licenses and permits required for the members of its Group to operate its Business after the Distribution Date. The members of the New Grace Group and the members of the Packco Group shall coop-erate and use all reasonable efforts to secure the transfer or issuance of the licenses and permits.

                   SECTION 5.03 INTERCOMPANY AGREEMENTS. All con-tracts, licenses, agreements, commitments or other arrange-ments, formal or informal, between any member of the Packco Group, on the one hand, and any member of the New Grace Group, on the other hand, in existence as of the Distribution Date, pursuant to which any member of either Group makes payments in respect of Taxes to any member of the other Group or provides to any member of the other Group goods or services (including, without limitation, management, administrative, legal, finan-cial, accounting, data processing, insurance or technical sup-
         port), or the use of any Assets of any member of the other Group, or the secondment of any employee, or pursuant to which rights, privileges or benefits are afforded to members of ei-ther Group as Affiliates of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except as specifically provided herein or in the Other Agreements. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or in the Other Agreements.

                   SECTION 5.04 GUARANTEE OBLIGATIONS. (a) Grace and New Grace shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the



         Packco Group to be substituted in all respects for any member of the New Grace Group in respect of, all obligations of any member of the New Grace Group under any Packco Liabilities for which such member of the New Grace Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such a termination or substitution is not effected by the Dis-tribution Date, (i) Grace shall indemnify and hold harmless the New Grace Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of the Chief Financial Officer, Treasurer or any Assistant Treasurer of New Grace, from and after the Distribution Date, Grace shall not, and shall not permit any member of the Packco Group or any of its Affiliates to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which any member of the New Grace Group is or may be liable unless all obligations of the New Grace Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Financial Officer, Treasurer or any Assistant Treasurer of New Grace, provided that the lim-itations in clause (ii) shall not apply in the event that a member of the Packco Group obtains a letter of credit from a financial institution reasonably acceptable to New Grace and for the benefit of New Grace with respect to such obligation of the New Grace Group.

                   (b) Grace and New Grace shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the New Grace Group to be substituted in all respects for any member of the Packco Group in respect of, all obligations of any member of the Packco Group under any Grace-Conn. Liabilities for which such member of the Packco Group may be liable, as guarantor, original tenant, primary obligor or otherwise. The foregoing sentence does not apply to the Grace-Conn. Public Debt, which is governed by Section 2.06. If such a termination or substitution is not effected by the Distribu-tion Date, (i) New Grace shall indemnify and hold harmless the Packco Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of the Chief Financial Officer, Treasurer or any Assistant Trea-surer of Grace, from and after the Distribution Date, New Grace shall not, and shall not permit any member of the New Grace Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which any member of the Packco Group is or may be liable unless all obligations of the Packco Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Fi-nancial Officer, Treasurer or any Assistant Treasurer of Grace, provided that the limitations contained in clause (ii) shall



         not apply in the event that a member of the New Grace Group obtains a letter of credit from a financial institution rea-sonably acceptable to Grace and for the benefit of Grace with respect to such obligation of the Packco Group.

                   SECTION 5.05 FURTHER ASSURANCES. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agree-ment. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, li-cense, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, the Merger Agreement and the Other Agreements, in order to effectuate the provisions and purposes of this Agreement.

                   SECTION 5.06 ENVIRONMENTAL CLAIMS COOPERATION. With respect to claims relating to Environmental Laws described in clause (a) of the definition of Packco Liabilities, the New Grace Group and the Packco Group shall cooperate to minimize the costs incurred in connection with such claims and shall generally cooperate and provide appropriate information to the other party with respect to such claims. Notwithstanding any other provision of this Agreement, including Article IV, Grace shall be entitled to participate in the defense of any such claims but New Grace shall control the resolution of any such claims; provided that New Grace shall not consent to entry of any judgment or enter into any settlement without the approval of Grace, which approval shall not be unreasonably withheld.


                                    ARTICLE VI

                              ACCESS TO INFORMATION

                   SECTION 6.01 PROVISION OF CORPORATE RECORDS. Prior to or as promptly as practicable after the Distribution Date, Grace shall retain complete and accurate copies but shall de-liver to New Grace all corporate books and records of the New Grace Group in its possession and copies of the relevant por-tions of all corporate books and records of the Packco Group



         relating directly and predominantly to the Grace-Conn. Assets, the New Grace Business, or the Liabilities of the New Grace Group, including, in each case, all active agreements, active litigation files and government filings. Grace shall also re-tain complete and accurate copies but deliver to New Grace all corporate board and committee minute books of Grace. From and after the Distribution Date, all such books, records and copies shall be the property of New Grace. Prior to or as promptly as practicable after the Distribution Date, New Grace shall de-liver to Grace all corporate books and records of the Packco Group in its possession and copies of the relevant portions of all corporate books and records of the New Grace Group relating directly and predominantly to the Packco Assets, the Packaging Business, or the Liabilities of the Packco Group, including, in each case, all active agreements, active litigation files and government filings. From and after the Distribution Date, all such books, records and copies shall be the property of Grace. The costs and expenses incurred in the provision of records or other information to a party shall be paid for (including reim-bursement of costs incurred by the providing party) by the re-questing party.

                   SECTION 6.02 ACCESS TO INFORMATION. From and after the Distribution Date, each of Grace and New Grace shall afford to the other and to the other's Representatives reasonable ac-cess and duplicating rights during normal business hours to all Information within the possession or control of such party's Group relating to the other party's Group's pre-Distribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, insofar as such access is reasonably required for a reasonable purpose, subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Section 6.02 for audit, accounting, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

                   In furtherance of the foregoing:

                   (a) Each party hereto acknowledges that: (i) Each of Grace and New Grace (and the members of the Packco Group and the New Grace Group, respectively) has or may obtain Privileged Information; (ii) there are a number of Litigation Matters affecting each or both of Grace and New Grace; (iii) both Grace and New Grace have a common legal interest in Litigation Matters, in the Privileged Informa-tion and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution business of the Packco Group or the New



              Grace Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date; and (iv) both Grace and New Grace in-tend that the transactions contemplated hereby and by the Merger Agreement and the Other Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

                   (b) Each of Grace and New Grace agrees, on behalf of itself and each member of the Group of which it is a mem-ber, not to disclose or otherwise waive any privilege at-taching to any Privileged Information relating to the pre-Distribution business of the New Grace Group or the Packco Group, respectively, or relating to or arising in connec-tion with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and shall not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; pro-vided, however, that Grace and New Grace may make such disclosure or waiver with respect to Privileged Informa-tion if such Privileged Information relates solely to the pre-Distribution business of the Packco Group in the case of Grace or the New Grace Group in the case of New Grace. In the event of a disagreement between any member of the Packco Group and any member of the New Grace Group con-cerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, pro-vided that the limitations in this sentence shall not ap-ply in the case of disclosure required by law and so cer-tified as provided in the first sentence of this para-graph.

                   (c) Upon any member of the Packco Group or any mem-ber of the New Grace Group receiving any subpoena or other compulsory disclosure notice from a court, other govern-mental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Dis-tribution business of the New Grace Group or the Packco Group, respectively, or relating to or arising in connec-tion with the relationship between the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In



              the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the parties shall cooperate to assert all defenses to disclosure claimed by either party's Group, and shall not disclose any disputed documents or information until all legal de-fenses and claims of privilege have been finally deter-mined.

                   SECTION 6.03  PRODUCTION OF WITNESSES.  Subject to
         Section 6.02, after the Distribution Date, each of Grace and New Grace shall, and shall cause each member of the Packco Group and the New Grace Group, respectively, to make available to New Grace or Grace or any member of the New Grace Group or of the Packco Group, as the case may be, upon written request, such Group's directors, officers, employees and agents as wit-nesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, adminis-trative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distri-bution business of the Packco Group or the New Grace Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date.

                   SECTION 6.04 RETENTION OF RECORDS. Except as other-wise agreed in writing, or as otherwise provided in the Other Agreements, each of Grace and New Grace shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party's Group's possession or under its control relating directly and predominantly to the pre-Distri-bution business, Assets or Liabilities of the other party's Group until such Information is at least ten years old or until such later date as may be required by law, except that if, pri-or to the expiration of such period, any member of either par-ty's Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or dis-posing of any of such Information, (a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or dis-posed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested In-formation to a location specified by, and at the expense of, the requesting party.



                   SECTION 6.05 CONFIDENTIALITY. Subject to Section 6.02, which shall govern Privileged Information, from and after the Distribution Date, each of Grace and New Grace shall hold, and shall use reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group obtained by it prior to the Distribution Date or furnished to it by such other party's Group pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be bound by the provisions of this Section 6.05, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Packco Group or the New Grace Group may disclose such Informa-tion to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person's counsel, by other requirements of law, or (b) such party can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party's Group) prior to its disclosure by the other party's Group, (ii) in the public domain through no fault of such Per-son or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source sub-ject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of Grace and New Grace shall be deemed to have satisfied its obligations under this Section 6.05 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

                   SECTION 6.06 COOPERATION WITH RESPECT TO GOVERNMENT REPORTS AND FILINGS. Grace, on behalf of itself and each mem-ber of the Packco Group, agrees to provide any member of the New Grace Group, and New Grace, on behalf of itself and each member of the New Grace Group, agrees to provide any member of the Packco Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other govern-ment filing contemplated by this Agreement or in conducting any other government proceeding relating to the pre-Distribution business of the Packco Group or the New Grace Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. Such cooperation and Information shall in-clude, without limitation, promptly forwarding copies of appro-priate notices and forms or other communications received from or sent to any government authority which relate to the Packco Group, in the case of the New Grace Group, or the New Grace



         Group, in the case of the Packco Group. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.


                                   ARTICLE VII

                         NO REPRESENTATIONS OR WARRANTIES

                   SECTION 7.01 NO REPRESENTATIONS OR WARRANTIES. Ex-cept as expressly set forth herein or in any other Transaction Agreement (including Article II and Sections 4.01, 4.02 and 5.05), New Grace and Grace-Conn. understand and agree that no member of the Packco Group is, in this Agreement or in any other agreement or document, representing or warranting to New Grace or any member of the New Grace Group in any way as to the Grace-Conn. Assets, the New Grace Business or the Grace-Conn. Liabilities, it being agreed and understood that New Grace and each member of the New Grace Group shall take all of the Grace-Conn. Assets "as is, where is." Except as expressly set forth herein or in any other Transaction Agreement and subject to Sections 4.01, 4.02 and 5.05, New Grace and each member of the New Grace Group shall bear the economic and legal risk that the Grace-Conn. Assets shall prove to be insufficient or that the title of any member of the New Grace Group to any Grace-Conn. Assets shall be other than good and marketable and free from encumbrances. Except as expressly set forth herein or in any other Transaction Agreement (including Article II and Sections 4.01, 4.02 and 5.05), Grace understands and agrees that no mem-ber of the New Grace Group is, in this Agreement or in any other agreement or document, representing or warranting to Grace or any member of the Packco Group in any way as to the Packco Assets, the Packaging Business or the Packco Liabili-ties, it being agreed and understood that Grace, Packco and each other member of the Packco Group shall take all of the Packco Assets "as is, where is." Except as expressly set forth herein or in any other Transaction Agreement and subject to Sections 4.01, 4.02 and 5.05, Grace and each member of the Packco Group shall bear the economic and legal risk that the Packco Assets shall prove to be insufficient or that the title of any member of the Packco Group to any Packco Assets shall be other than good and marketable and free from encumbrances. The foregoing shall be without prejudice to any rights under Ar-ticle II, Section 4.01, Section 4.02 or Section 5.05 or to the covenants otherwise contained in this Agreement or any other Transaction Agreement.



                                   ARTICLE VIII

                                  MISCELLANEOUS

                   SECTION 8.01 CONDITIONS TO OBLIGATIONS. (a) The obligations of the parties hereto to consummate the payment of the Distribution are subject to the satisfaction of each of the following conditions:

                   (i) the transactions contemplated hereby (including the Distribution, the Recapitalization, the Merger, the amendment to the Grace Certificate of Incorporation and otherwise as required by applicable law and stock exchange regulations) shall have been duly approved by Grace share-holders;

                  (ii) all conditions to the Merger set forth in the Merger Agreement (other than that the Distribution be con-summated) shall have been satisfied or waived;

                 (iii) all third-party consents and governmental ap-provals required in connection with the transactions con-templated hereby shall have been received, except where the failure to obtain such consents or approvals would not have a material adverse effect on either (A) the ability of the parties to consummate the transactions contemplated by this Agreement, the Other Agreements or the Merger Agreement or (B) the business, assets, liabilities, finan-cial condition or results of operations of Grace-Conn. or Packco and their respective subsidiaries, taken as a whole;

                  (iv) the transactions contemplated by Article II shall have been consummated in all material respects, to the extent required to be consummated prior to the Distri-bution;

                   (v) the shares of New Grace Common Stock to be is-sued in the Distribution, and the shares of Newco Common Stock and the Newco Convertible Preferred Stock to be is-sued in the Recapitalization and the Merger, as the case may be, shall have been authorized for listing on the NYSE, in each case subject to official notice of issuance;

                  (vi) the Board of Directors of New Grace, composed as contemplated by Section 2.09, shall have been duly elect-ed;

                 (vii) the Registration Statements shall have been de-clared effective under the Exchange Act or the Securities



              Act, as the case may be, by the SEC and no stop order sus-pending the effectiveness of either of the Registration Statements shall have been issued by the SEC and, to the knowledge of Grace and New Grace, no proceeding for that purpose shall have been instituted by the SEC;

                (viii) the applicable parties shall have entered into each of the Other Agreements;

                  (ix) (A) the Board of Directors of Grace shall have received customary opinions of a nationally recognized investment banking or appraisal firm in form and substance reasonably satisfactory to such Board to the effect that, after giving effect to the transactions set forth in Ar-ticle II hereof, neither Grace nor New Grace and Grace-- Conn. will be insolvent (such opinions to be dated as of the date of the Merger Agreement, the date the Board of Directors of Grace declares the Distribution and the Dis-tribution Date) and (B) the financial condition of each of Grace and Grace-Conn. satisfies the requirements of Sec-tion 170 of the Delaware General Corporation Law and Sec-tion 33-687 of the Connecticut Business Corporation Act, respectively, such that the distribution of the common stock of Packco to Grace by Grace-Conn. and the Distribu-tion may be effected without violating such Sections, and the Board of Directors of Grace and the Board of Directors of Grace-Conn. shall in good faith have determined that such requirements have been satisfied; and

                   (x) the transactions contemplated hereby shall be in compliance with all applicable federal and state securi-ties laws.

                   (b) Any determination made by the Board of Directors of Grace or Grace-Conn. on behalf of such party hereto prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in this Section shall be conclusive.

                   SECTION 8.02 USE OF GRACE NAME AND MARK. Grace ac-knowledges that Grace-Conn. shall own all rights in the "Grace" name and logo and related tradenames and marks. Effective at the Distribution Date, Grace shall change its name to a name that does not use the word "Grace" or any variation thereof and shall itself, and shall cause each member of the Packco Group to, cease all use of the "Grace" name as part of any corporate name. As promptly as practicable after the Distribution Date, Grace shall, and shall cause each member of the Packco Group



         to, cease all other use of the "Grace" name and logo and re-lated tradenames and marks, provided that Grace may use inven-tory including any such name, logo, tradenames or marks in ex-istence as of the Distribution Date. Grace shall cause the Packco Group to use such names, logos and marks during such transition period only to the extent consistent with past prac-tice and as Grace reasonably believes is appropriate, and dur-ing the period of such usage Grace shall cause the Packco Group to maintain the same standards of quality with respect to such names, logos and marks as previously exercised. No such mate-rial shall be used by the Packco Group after the six-month an-niversary of the Distribution Date.

                   SECTION 8.03 COMPLETE AGREEMENT. This Agreement, the Exhibits and Schedules hereto and the agreements and other documents referred to herein shall constitute the entire agree-ment between the parties hereto with respect to the subject matter hereof (other than the Merger Agreement and the sched-ules and exhibits thereto) and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

                   SECTION 8.04 EXPENSES. Except as otherwise specifi-cally provided herein or in any other Transaction Agreement, New Grace shall bear all costs and expenses (including all Debt Costs, Adjusted Foreign Transfer Taxes, Severance Costs and losses of benefits) incurred by Grace, New Grace and/or any members of their respective Groups (collectively, the "Transac-tion Costs") in connection with the transactions contemplated by this Agreement and the Other Agreements (including the Con-tribution (and the related transfers, separations and/or al-locations of Assets and Liabilities), the Intragroup Spinoff, the Distribution and the Recapitalization)); provided that Grace (for the account of Newco after the Merger) agrees to bear: (i) the lesser of $50 million and 37% of the aggregate amount of all Debt Costs, Adjusted Foreign Transfer Taxes and Severance Costs; (ii) the lesser of $10 million and 37% of all other Transaction Costs (excluding any Debt Costs, Adjusted Foreign Transfer Taxes, Severance Costs and costs and expenses payable by New Grace or Grace pursuant to Section 6.12 of the Merger Agreement) and (iii) the fees and costs incurred in con-nection with the Grace Credit Agreement. "Severance Costs" means the costs associated with the termination in connection with the transactions contemplated hereby (including the Merg-er) of employment of employees of Grace and Grace-Conn. located at the Grace corporate headquarters. To the extent Transaction Costs are not included in the New Grace Capital Contribution, Newco or New Grace shall promptly pay its share of any such costs upon receipt of reasonable documentation relating to such costs. Appropriate payment shall be made between the parties



         in respect of Adjusted Foreign Transfer Taxes on the Distribu-tion Date so that Adjusted Foreign Transfer Taxes are borne in the proportions described above in this Section 8.04. Ap-propriate payment shall be made between the parties in respect of Adjusted Foreign Transfer Taxes and the amount calculated pursuant to clause (c) of the definition of "New Grace Capital Contribution" to the extent that such amounts estimated as of the Distribution Date may be recalculated in a more accurate manner. New Grace agrees that it shall pay, or cause Grace-Conn. to pay, all amounts payable by New Grace pursuant to Sec-tion 6.12(a) of the Merger Agreement. Any amount paid by one party to the other under this Agreement in respect of Transac-tion Costs shall be treated, for tax purposes, as an adjustment to the portion of the New Grace Capital Contribution contrib-uted from Grace to New Grace.

                   SECTION 8.05 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

                   SECTION 8.06 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by standard form of telecommunications, by courier, or by registered or certified mail, postage prepaid, return receipt requested, ad-dressed as follows:

                   If to Grace or any member of the Packco Group:

                   Sealed Air Corporation
                   Park 80 East
                   Saddle Brook, New Jersey  07663
                   Attention:  President
                   Fax:  (201) 703-4152

                   and

                   Davis Polk & Wardwell
                   450 Lexington Avenue
                   New York, NY  10017
                   Attention:  Christopher Mayer, Esq.
                   Fax:  (212) 450-4800



                   If to New Grace or any member of the New Grace Group:

                   W. R. Grace & Co.
                   One Town Center Road
                   Boca Raton, Florida  33486
                   Attention:  Secretary
                   Fax:  (561) 362-1970

                   with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019
                   Attention:  Andrew R. Brownstein, Esq.
                   Fax:  (212) 403-2000

         or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

                   SECTION 8.07 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto and sub-ject to the reasonable consent of SAC.

                   SECTION 8.08 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Except for the provisions of Sections 4.02 and 4.03 relating to indemnities, which are also for the benefit of the Indemnitees, this Agree-ment is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

                   SECTION 8.09 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   SECTION 8.10 INTERPRETATION. (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the par-ties hereto and shall not in any way affect the meaning or in-terpretation of this Agreement.



                  (b) The parties hereto intend that the Distribution shall be a distribution pursuant to the provisions of Section 355 of the Code, so that no gain or loss shall be recognized for federal income tax purposes as a result of such transac-tion, and all provisions of this Agreement shall be so inter-preted. The parties hereto do not intend to submit the Distri-bution to the Internal Revenue Service for a private letter ruling with respect to such nonrecognition, and any ultimate ruling or decision that any gain or loss should be recognized for federal income tax purposes shall not permit a rescission or reformation of this Agreement or transactions contemplated hereby.

                   SECTION 8.11 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circum-stance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions here-of, or the application of such provision to persons or circum-stances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

                   SECTION 8.12 REFERENCES; CONSTRUCTION. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

                   SECTION 8.13 TERMINATION. Notwithstanding any pro-vision hereof, following termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Grace without the ap-proval of any other party hereto or of Grace's shareholders.
         In the event of such termination, no party hereto or to any Other Agreement shall have any Liability to any Person by rea-son of this Agreement or any Other Agreement.

                   SECTION 8.14 SAC REASONABLE CONSENT. The parties hereto agree that any actions to be taken by Grace or New Grace under this Agreement that are not specifically required herein and that relate to Packco or the Packaging Business (including, without limitation, the transactions described in Article II) must be reasonably satisfactory to SAC.




                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                     W. R. GRACE & CO.



                                     By:_______________________________
                                        Name:
                                        Title:


                                     W. R. GRACE & CO.-CONN.



                                     By:_______________________________
                                        Name:
                                        Title:


                                     GRACE SPECIALTY CHEMICALS, INC.
                                       (to be renamed W. R. Grace & Co.)



                                     By:_______________________________
                                        Name:
                                        Title:



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